Exhibit 10.2

Via E-Mail

December 9, 2021

Mr. Ted Papapostolou

Dear Ted:

In connection with your recent appointment as Chief Financial Officer of Icahn Enterprises L.P. (the “Company”) and certain of its subsidiaries in Sunny Isles, Florida, and your continuation of your role as Chief Accounting Officer, we are pleased to offer you the compensation terms set forth in this letter. Pursuant to this letter, you will receive a bi-weekly Base Salary of $21,153.85 (annualized at $550,000), commencing on Thursday, December 9, 2021. You will receive your first bi-weekly paycheck at these terms on Friday, December 23, 2021. You will continue to report to the Board of Directors of Icahn Enterprises G.P. Inc., the general partner of the Company (the “Board”), Carl C. Icahn, the Chairman of the Board of Directors, and any successors to the Chairman of the Board of Directors as may be designated by the Board.

In your position, you are responsible for, among other things (i) oversight of the financial actions of portfolio companies, (ii) performing duties regarding potential acquisitions and dispositions of businesses and assets and with respect to financing activities undertaken from time to time, and (iii) providing your expertise in connection with the current and future business activities of the Company and its affiliates as they relate to the financial actions of the Company.

Additionally, you will serve on boards of directors of companies designated from time to time by the Company, will not resign during the then current term as a director of any such company, and will resign from any such board upon the Company’s request that you do so. Any remuneration obtained by you as a result of acting as a board member of a public company will remain your property; provided that you will not be entitled to any such remuneration for serving on the board of any company of which the Company or its affiliates beneficially own, in the aggregate, voting securities that constitute at least 40% of the vote for directors of such company. You will travel, as reasonably requested by the Company, in connection with your duties, as well as in connection with service on boards of directors.

Moreover, you are expected to diligently and conscientiously devote your entire time, attention, and energies to the Company's business and will not pursue or be actively engaged in any other business activity, except that you will be permitted to serve on civic or charitable boards and to invest passively, in each case (x) solely to the extent that you provide advance written notice to the Company of such activities, and the Company determines that such activities will not create an actual or potential conflict of interest with the Company or any of its affiliates or otherwise interfere or detract from the performance of your duties and (y) subject to the terms and conditions of the Company’s insider trading, ethics, and other policies.

For each full calendar year of employment you complete (i.e., January 1 through December 31), you will be eligible to receive an annual discretionary cash bonus (generally paid 45 days following the end of such calendar year) with a target amount of $100,000, subject to your continued employment through the actual payment date (except with respect to the possible payment of a pro-rata bonus as specifically provided for below in the event of a Company-initiated termination without Cause). With respect to calendar year 2021, consistent with the terms of your current arrangement with the Company, your discretionary bonus will be in the amount of $100,000.

Mr. Ted Papapostolou
December 9, 2021

Additionally, you will receive a grant, pursuant to and subject to the terms and conditions of the Company’s 2017 Long-Term Incentive Plan and the applicable deferred unit agreement, of a number of deferred depositary units of the Company determined by dividing (x) $1,650,000 by (y) the 180-day VWAP of the depositary units ending on the trading day immediately prior to the grant date. All of the deferred depositary units subject to the grant will cliff vest and cease to be deferred units on the date that is three (3) years following the date of grant (the “vesting date”), provided that you remain employed in good standing by the Company from the grant date up to and including the vesting date. Notwithstanding the foregoing, the Board will have the option, exercisable in its sole discretion on or prior to the vesting date, to settle the grant (or any portion thereof) in cash rather than through the delivery of depositary units (or corresponding portion of depositary units), in which case you will be entitled to receive, at the time of settlement (i.e., five days following the vesting date), an amount of cash equal to the 180-day VWAP of the applicable number of depositary units ending on the trading day immediately prior to the settlement date. The grant will be made by the Board on or as soon as administratively practicable following the date of this letter. On or about the vesting date, the Board will determine in its sole discretion the timing, conditions and amounts of any subsequent grants.

All of your compensation is subject to withholding and deductions as required by law.

“Cause” means, as determined by the Company in its sole discretion: (A) willful failure of the employee to perform substantially his duties (other than any such failure resulting from incapacity due to documented disability); (B) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state, or local law; (C) engagement in an act of fraud or other act of willful dishonesty or misconduct toward the Company or any of its related companies or affiliates, detrimental to the Company or any of its related companies or affiliates, or in the performance of the employee’s duties; (D) negligence in the performance of employment duties that has a detrimental effect on the Company or any of its related companies or affiliates; (E) violation of a federal or state securities law or regulation; (F) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs the employee’s ability to carry out his duties and responsibilities; (G) material violation of the policies and procedures of the Company or any of its related companies or affiliates; (H) embezzlement and/or misappropriation of property of the Company or any of its related companies or affiliates; or (I) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its related companies or affiliates.

You will continue to be eligible to participate in the Company’s Paid Time Off (PTO) program, subject to the policies of the Company including any cap on accruals, which policies may change from time to time. Notwithstanding the terms of the PTO policy, you will be entitled to an aggregate of 27 PTO days annually.

You will remain eligible for medical, dental, vision, and life insurance. Additionally, disability benefits may be purchased through a Company-arranged plan. You will also remain eligible to participate in our Company 401(k) plan. Currently, the plan generally provides a Company contribution after six months of employment of $.50 for each $1.00 of employee contributions up to a maximum of 6.25% of your salary, or a maximum Company contribution of 3.125% of your salary. Additional information on the current benefit options will be provided to you under separate cover. Should you have questions on the benefit offerings, please call me at (305) 422-4144.

Mr. Ted Papapostolou
December 9, 2021

The Company reserves the right to add, change, or terminate benefits at any time including, but not limited to, those set forth above.

As a condition of your continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members. You must sign and return the attached confidentiality policy to reflect your agreement. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-Compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

You will continue to be subject to the extent permitted by state and local law to the non-solicitation and non-competition obligations enumerated below during your employment with the Company and for a period of one year following your termination of employment.

●	Non-solicitation. You will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) hire or engage any employee of the Company (or any individual who was an employee of the Company within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment with the Company, (B) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with the Company, or (C) seek to persuade any customer (or any individual who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph, (i) references to the Company include any of its affiliates or subsidiaries, and (ii) “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

Mr. Ted Papapostolou
December 9, 2021

●	Non-competition. You will not, as principal, agent, owner, employee, director, partner, investor shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor, or otherwise howsoever participate in, act for, or on behalf of, or for the benefit of, own, operate, carry on or engage in the operation of or have any financial interest in or provide in any manner, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of your employment.

●	Acknowledgement. You agree and acknowledge that the restrictive covenants set forth above (including, without limitation, the confidentiality, non-solicitation and non-competition provisions) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Company and its affiliates and subsidiaries, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Company and its affiliates and subsidiaries and upon breach of any such provision, the Company and/or its affiliates and subsidiaries shall be entitled to obtain injunctive relief, specific performance, or other equitable relief or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of these provisions are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without Cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing.

If the Company terminates your employment for any reason, you will be entitled to receive any Base Salary earned for periods prior to the cessation of your employment and not yet paid through the date of cessation of employment as well as any accrued paid time off, other accrued health or welfare benefits, or vested Company 401(k) plan benefits..

If the Company terminates your employment without Cause at any time or in the event of your death or disability, then (in each case, subject to your or your estate’s timely execution of the Company’s standard form of general release of all claims and agreement containing non-disparagement and other restrictive covenant provisions):

(x) a pro-rata portion of the grant of deferred depositary units will become immediately vested, all restrictions thereon will lapse, and the remaining portion of the grant will be forfeited. The pro-rated amount will be calculated by multiplying the number of deferred depositary units by a fraction, the numerator of which will be the number of days you were employed from the grant date until the termination date, and the denominator will be the number of days from the grant date until the final vesting date (i.e., generally, 1,095 for three-year cliff vesting). For example, if the Company were to terminate your employment without Cause on the last day of the second (2nd) full year of employment, then two-thirds (2/3) of the deferred depositary units subject to the grant would vest, and (y) the remaining portion of the grant would be forfeited. Notwithstanding the foregoing, the Board will have the option, exercisable in its sole discretion on or prior to your termination date, to settle such pro-rata portion of the grant (or in any portion thereof) in cash rather than through the delivery of the applicable number of depositary units, in which case you will be entitled to receive, at the time of settlement (i.e., five days following your termination date), an amount of cash equal to the 180-day VWAP of such depositary units ending on the trading day immediately prior to your termination date; and

Mr. Ted Papapostolou
December 9, 2021

(y) a pro-rata portion of the target bonus amount for the calendar year in which such termination occurred will become payable to you not later than 45 days following such termination. For example, if the Company were to terminate your employment without Cause on June 30, 2022, then you would receive a payment of $50,000.

You will not be eligible to receive any other severance or similar payments or benefits other than the pro-rata vesting of the target bonus and deferred depositary units described above and will not be entitled to participate in the Company’s severance pay plan or any other severance plan or program maintained by the Company or its affiliates.

You hereby represent and warrant that since the commencement of your employment with the Company, you have not taken any actions, or failed to take any actions, that would constitute “Cause” as defined in this letter. You hereby represent and warrant that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities for the Company, including without limitation any employment, consulting, confidentiality, non-competition, trade secret, or similar agreement to which you are a party, nor any judgment, order, decision, or decree to which you are subject. You warrant that you are free to enter into this employment arrangement and to perform the services contemplated herein. You are not currently (and will not, to your best knowledge and ability, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation, or condition from any third party. You further agree and covenant that you will not improperly use or disclose in connection with your employment with the Company any confidential, proprietary or trade secret information of any former employer or third party and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data, or information of any former employer or third party. You further represent and warrant to the Company that you are not currently and have never been the subject of any allegation or complaint of harassment or discrimination in connection with prior employment or otherwise, and you have not been a party to any settlement agreement or nondisclosure agreement relating to such matters.

Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time. By signing below, you acknowledge that no representations, oral or written, express or implied, have been made by the Company as to any minimum or specified term or length of employment or that you may be terminated only for Cause or only after the Company engages in corrective action or counseling.

Mr. Ted Papapostolou
December 9, 2021

If you have any questions on this offer, please feel free to contact me. We look forward to your continued success with our team in your new role! Please let us know within five business days from the date of this letter if you plan to continue in your role under the terms set forth in this letter.

Very truly yours,

Patricia A. Agnello, Esq.

Chief Human Resources Officer &

Employment Counsel

c: Jesse Lynn

Agreed and Acknowledged:

/s/ Ted Papapostolou
Ted Papapostolou

December 9, 2021
Date